Exhibit 99.1

Humacyte Expands Board Expertise with Appointment of Scott Coward and Paul Kuznik

DURHAM, N.C., Sept. 28, 2026 (GLOBE NEWSWIRE) – Humacyte, Inc. (Nasdaq: HUMA), a commercial-stage biotechnology platform company developing universally implantable, bioengineered human tissues at commercial scale, today announced the addition of life science industry veterans Scott Coward and Paul Kuznik to the Company’s Board of Directors, both of whom bring substantial experience in the areas of commercialization, enterprise leadership, and global operations.

“We are delighted to welcome two distinguished commercialization and life science leaders to the Humacyte Board as we continue to expand our ongoing Symvess® launch and prepare for our planned commercial launch of the ATEV in the dialysis access indication,” said Dr. Laura Niklason, Founder, President, and Chief Executive Officer of Humacyte. “Scott Coward brings a track record of success through his leadership at Exact Sciences and has significant experience in board service and executive leadership within publicly traded life sciences companies. Paul Kuznik has extensive experience in vascular healthcare and cardiovascular devices, including extensive leadership roles in commercialization, enterprise leadership, manufacturing, strategic planning, and physician engagement. We look forward to their contributions as we work toward our anticipated U.S. market launch in dialysis.”

Scott Coward served as Executive Vice President, Chief Legal Officer, Chief Administrative Officer and Secretary of Exact Sciences Corporation from January 2015 to December 2022. Mr. Coward led the integration of Genomic Health Corp. following its acquisition by Exact Sciences. He also served on the Exact Sciences board of directors from December 2022 to March 2026. Mr. Coward has been an attorney at K&L Gates since July 2026 and was previously a partner in the firm from 2008 through 2014. During that tenure, he served in different leadership roles, including as the managing partner of the Raleigh office. Mr. Coward brings significant experience in public company board service and corporate governance, executive leadership within publicly traded life sciences companies, mergers and acquisitions and post-acquisition integration, executive compensation, compliance and legal affairs, organizational leadership during periods of substantial growth and change, and has partnered with executive management teams and boards through transformational corporate events. Mr. Coward received his J.D. from Columbia Law School and his B.S. from the University of North Carolina at Chapel Hill. He has been appointed to the Company’s Audit Committee.

“I am honored to join the Humacyte Board of Directors at such an exciting time for the Company,” said Mr. Coward. “Humacyte's pioneering work in regenerative medicine has the potential to transform patient care, and I look forward to working with the Board and management team to support the Company's continued growth and long-term success.”

Paul Kuznik is a medical technology executive whose career spans more than three decades in vascular healthcare, cardiovascular devices, and medical diagnostics. Mr. Kuznik served as the Chief Executive Officer and a member of the Board of Directors from 2015 to 2018 at Bolton Medical, a developer of endovascular technologies for complex aortic disease, which was acquired by Terumo Corporation. Following the acquisition, Mr. Kuznik remained with Terumo Corporation, one of Japan's leading global medical technology companies. He helped lead the integration of Bolton Medical with Vascutek to create Terumo Aortic and subsequently served as President of Terumo Aortic United States from 2019 to 2020 and as President of Terumo Aortic North America from 2020 to 2023. Mr. Kuznik brings extensive experience in commercialization, enterprise leadership, organizational integration, strategic planning, manufacturing, clinical affairs, regulatory oversight, quality systems, physician engagement and board governance. Mr. Kuznik is a graduate of the United States Military Academy at West Point and served as an officer in the United States Army. He has been appointed to the Company’s Commercial Committee.

"I'm thrilled to join the Board of Directors at Humacyte as the Company's regenerative medicine technologies have the potential to make a significant impact across numerous markets while benefiting patients throughout the world,” said Mr. Kuznik. “I'm excited to work with the Board of Directors and Humacyte in our efforts to expand both physician and patient access to the innovative regenerative vascular solutions offered by the Company."

About Humacyte

Humacyte, Inc. (Nasdaq: HUMA) is developing a disruptive biotechnology platform to deliver universally implantable bioengineered human tissues, advanced tissue constructs, and organ systems designed to improve the lives of patients and transform the practice of medicine. The Company develops and manufactures acellular tissues to treat a wide range of diseases, injuries, and chronic conditions. Humacyte’s Biologics License Application for the acellular tissue engineered vessel (ATEV) in the vascular trauma indication was approved by the FDA in December 2024. ATEVs are also currently in late-stage clinical trials targeting other vascular applications, including arteriovenous (AV) access for hemodialysis and peripheral artery disease (PAD). Preclinical development is also underway in coronary artery bypass grafts, pediatric heart surgery, treatment of type 1 diabetes, and multiple novel cell and tissue applications. Humacyte’s 6mm ATEV for AV access in hemodialysis was the first product candidate to receive the FDA’s Regenerative Medicine Advanced Therapy (RMAT) designation and has also received FDA Fast Track designation. Humacyte’s 6mm ATEV for urgent arterial repair following extremity vascular trauma and for advanced PAD also have received RMAT designations. The ATEV received priority designation for the treatment of vascular trauma by the U.S. Secretary of Defense. For more information, visit www.Humacyte.com.

For uses other than the FDA approval in the extremity vascular trauma indication, the ATEV is an investigational product and has not been approved for sale by the FDA or any other regulatory agency.

Humacyte Investor Contact:

Joyce Allaire

LifeSci Advisors LLC

+1-617-435-6602

jallaire@lifesciadvisors.com

investors@humacyte.com

Humacyte Media Contact:

Rich Luchette

Precision Strategies

+1-202-845-3924

rich@precisionstrategies.com

media@humacyte.com